Exhibit 10.9.7

Walter Investment Management Corp.
Performance Share Award Agreement
Under the 2011 Omnibus Incentive Plan (Amended and Restated June 9, 2016)

Walter Investment Management Corp.
Performance Share Award Agreement
Under the 2011 Omnibus Incentive Plan (Amended and Restated June 9, 2016)

You have been selected by Walter Investment Management Corp., a Maryland corporation (the “Company”), to receive an award of Performance Shares (the “Award”) pursuant to the Company’s 2011 Omnibus Incentive Plan (Amended and Restated June 9, 2016) (as it may be further amended and restated, the “Plan”). This Performance Share Award Agreement (as it may be further amended and restated, this “Agreement”) under the Plan, together with the Plan, contains the terms and conditions of the Award.
Participant:
Date of Grant: November 3, 2016
Target Number of Performance Shares: [•] for the 2017 Performance Period (as defined below) (such target number of Shares, the “2017 Target Award Opportunity”) and [•] for the 2018 Performance Period (as defined below) (such target number of Shares, the “2018 Target Award Opportunity”).
THIS AGREEMENT, effective as of the Date of Grant set forth above, represents the grant of Performance Shares by the Company to the Participant named above, pursuant to the provisions of the Plan and the terms of this Agreement.
The Compensation and Human Resources Committee of the Company’s Board of Directors (the “Committee”) determined that it is in the best interests of the Company and its stockholders to grant the Award provided for in this Agreement to the Participant, pursuant to the Plan and the terms of this Agreement.
The Plan provides a complete description of the terms and conditions governing this Award and the underlying Performance Shares. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, other than with respect to the definitions of the terms “Cause” and “Disability” as set forth on Exhibit A hereto, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms shall have the meanings ascribed to them in the Plan or on Exhibit A hereto, unless specifically set forth otherwise herein. The parties hereto agree as follows:

1.
Performance Periods. The performance period related to the 2017 Target Award Opportunity commences on January 1, 2017 and ends on December 31, 2017 (such period, the “2017 Performance Period”) and the performance period related to the 2018 Target Award Opportunity commences on January 1, 2018 and ends on December 31, 2018 (such period, the “2018 Performance Period”).

2.	Performance Measures. For purposes of this Agreement, subject to any adjustments that may be made in accordance with Section 21.2 of the Plan:

(a)
the performance measure for the 2017 Target Award Opportunity shall be target fiscal year 2017 APS as set forth in the final version of the Company’s 2017 Annual Business Plan as approved by the Board, or, if not set forth therein, as calculated by the Company’s Chief

Financial Officer and presented to the Audit Committee of the Board (the “Target 2017 APS”); and

(b)
the performance measure for the 2018 Target Award Opportunity shall be target fiscal year 2018 APS as set forth in the final version of the Company’s 2017 Annual Business Plan as approved by the Board, or, if not set forth therein, as calculated by the Company’s Chief Financial Officer and presented to the Audit Committee of the Board (the “Target 2018 APS”).

3.
Calculation of Number of Shares. Each Performance Share shall represent the right to receive a number of Shares, if any, determined by multiplying the number of Performance Shares allocable to the 2017 Target Award Opportunity or the 2018 Target Award Opportunity, as applicable by the Achievement Percentage (as set forth in the table below) applicable to the 2017 Performance Period and/or the 2018 Performance Period (as applicable, each, a “Performance Period”), which Shares, if any, shall be settled in accordance with Section 8 below. The Achievement Percentage with respect to any Performance Period shall be based upon the Performance Level as determined in accordance with Section 4 below:

Performance Level	Actual APS	Achievement Percentage
Maximum	130% of Target 2017 APS or Target 2018 APS, as applicable	200%
Target	Target 2017 APS or Target 2018 APS, as applicable	100%
Threshold	70% of Target 2017 APS or Target 2018 APS, as applicable	50%
Below Threshold	< 70% of Target 2017 APS or Target 2018 APS, as applicable	0%

Payout for performance between Maximum and Target or Threshold and Target shall be interpolated on a straight-line basis.

4.
Determination of the Performance Level. The Committee shall determine, no later than April 15th of the year immediately following the end of each of the 2017 Performance Period and the 2018 Performance Period (such actual date of determination, the “2017 Determination Date” or the “2018 Determination Date”, as applicable), the Performance Level applicable to the relevant Performance Period based on the actual fiscal year 2017 or 2018, as applicable, APS as set forth in the Company’s earnings press release relating to the 2017 Performance Period or the 2018 Performance Period, as applicable, or, if not set forth therein, as calculated by the Company’s Chief Financial Officer and presented to the Audit Committee of the Board (such actual APS, the “Actual APS”), subject to any adjustments that may be made in accordance with Section 21.2 of the Plan as compared to the Target 2017 APS or Target 2018 APS, as applicable. The determination made by the Committee shall be final, conclusive and binding, and the Committee shall certify in writing such determination and the extent to which the performance measures under the Award have been achieved.

5.	Termination of Employment.

(a)
Due to death, Disability or Retirement, by the Company without Cause (other than due to death or Disability) or by the Participant for Good Reason. In the event the Participant’s employment with the Company (or a Subsidiary thereof) (i) terminates due to death, Disability or Retirement or (ii) is terminated (x) by the Company (or a Subsidiary thereof) without Cause (other than due to death or Disability) or (y) by the Participant for Good Reason, in each case, prior to the 2017 Determination Date and/or the 2018 Determination Date, the Participant (or the Participant’s estate, as applicable) shall not forfeit any Performance Shares and shall be entitled to retain all such Performance Shares that have not otherwise been forfeited in accordance with Section 4 above, which Shares, if any, shall be settled on the Settlement Date to the extent provided for in Section 4 above.

(b)
For Other Reasons. If the Participant’s employment terminates for any reason prior to the applicable Settlement Date other than as provided for above, the Participant shall forfeit all Performance Shares.

6.
Change in Control. Notwithstanding anything to the contrary in this Agreement, in the event of a Change in Control that occurs prior to the 2017 Determination Date or the 2018 Determination Date, as applicable, and prior to the Participant’s termination of employment with the Company (or a Subsidiary thereof), the Achievement Percentage with respect to the 2017 Target Award Opportunity and/or the 2018 Target Award Opportunity shall be 100%.

7.
Voting Rights and Dividend Equivalents. Until such time as the Performance Shares are paid out in Shares, the Participant shall not have voting rights with respect to the Performance Shares. However, the Company will pay dividend equivalents on the Performance Shares in the same form (e.g., cash, stock, or such other dividend as shall be determined by the Company) paid on the Company’s outstanding Shares. All dividend equivalents will be accrued as of the time such dividend equivalents are paid on the Company’s Shares, however, such dividend equivalents will not be earned or payable to the Participant unless and until such time as, and to the extent that, the Performance Shares to which such dividend equivalents apply are earned following the end of the 2017 Performance Period and/or the 2018 Performance Period, as applicable.

8.
Settlement. Settlement of Performance Shares (and any accrued but unpaid dividend equivalents thereon) for which the Performance Level has been determined to be at the Threshold level or above in accordance with Section 4 above shall occur as soon as administratively feasible following the 2017 Determination Date or the 2018 Determination Date, as applicable (each, a “Settlement Date”), but in all events prior to April 30th of the calendar year immediately following the end of the 2017 Performance Period or the 2018 Performance Period, as applicable; provided, however, that in connection with a Change in Control, the Settlement Date shall instead occur as soon as practicable following such Change in Control (but in all events no later than sixty (60) days following such Change in Control). Settlement of Performance Shares will be made solely in the form of Shares. For the avoidance of doubt, to the extent that the Performance Level is at the Below Threshold level, no Shares will be deliverable upon settlement of the Performance Shares applicable to the 2017 Performance Period and/or the 2018 Performance Period, as applicable, and such Performance Shares shall be forfeited immediately following the 2017 Determination Date and/or the 2018 Determination Date, as applicable.

9.
Restrictions on Transfer. Subject to Committee discretion, unless and until actual Shares are received upon payout, Performance Shares granted pursuant to this Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, except as provided in the Plan.

10.
Recapitalization. In the event of any corporate event or transaction, including, but not limited to, a change in the Shares or the capitalization of the Company, in accordance with the terms of the Plan, the number and class of Shares subject to this Award shall be equitably adjusted by the Committee, as determined in its sole discretion, in order to prevent the dilution or enlargement of the Participant’s rights.

11.
Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of the Participant’s death before the Participant receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Secretary of the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

12.
Continuation of Employment. This Agreement shall not confer upon the Participant any right to continued employment with the Company or any of its Subsidiaries, nor shall this Agreement interfere in any way with the Company’s (or a Subsidiary’s) right to terminate the Participant’s employment with the Company (or a Subsidiary thereof) at any time.

13.	Miscellaneous.

(a)
This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. The Committee shall have the right to impose such restrictions on any Shares acquired pursuant to this Agreement as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

(b)
With the approval of the Board, the Committee may terminate, amend, or modify this Agreement; provided, however, that no such termination, amendment, or modification of this Agreement may in any material way adversely affect the Participant’s rights under this Agreement without the written consent of the Participant.

(c)
Unless the Participant elects otherwise in accordance with the procedures established by the Company, the Participant hereby elects to have the Company, and the Company shall, withhold a number of Shares having an aggregate Fair Market Value on the last regular New York Stock Exchange trading day prior to the applicable Settlement Date (based on the closing price of a Share on such day) equal to the amount required to be withheld to satisfy minimum statutory withholding tax requirements; provided, however, that in no event shall the Fair Market Value of withheld Shares exceed the minimum statutory withholding tax requirements.

(d)
The Company shall have the power and the right to deduct or withhold Shares from the Participant’s payout under this Agreement, or require the Participant to remit to the Company, an amount sufficient to satisfy the minimum statutory required withholding for federal, state, and local taxes (including the Participant’s FICA obligation), domestic or foreign, required by law to be withheld with respect to any payout to the Participant under this Agreement.

(e)	The Participant agrees to take all steps necessary to comply with all applicable provisions of federal and state securities laws in exercising the Participant’s rights under this Agreement.

(f)	This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(g)
This Agreement and the Plan constitute the entire understanding between the Participant and the Company regarding the Performance Shares granted hereunder. This Agreement and the Plan supersede any prior agreements, commitments or negotiations concerning the Performance Shares granted hereunder.

(h)
All obligations of the Company under the Plan and this Agreement with respect to the Performance Shares shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect merger, consolidation, acquisition, purchase of all or substantially all of the business and/or assets of the Company, or otherwise.

(i)	To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the state of Maryland.

(j)
The intent of the parties is that payments and benefits under this Agreement with respect to the Award be exempt from or comply with Section 409A of the Code and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in accordance therewith. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six (6)-month period immediately following the Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s separation from service; provided, however, that payment may be made earlier as provided in the event of Participant’s death. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(k)
To the extent any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

(l)
Notice hereunder shall be given to the Company at its principal place of business, and shall be given to the Participant at the address set forth below, or in either case at such addresses as one party may subsequently furnish to the other party in writing.

(m)	This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Date of Grant.
Walter Investment Management Corp.

By: _________________________

_________________________
Participant
Participant’s name and address:
_________________________
_________________________
_________________________
_________________________

EXHIBIT A
DEFINITIONS
A.    “Cause” shall mean:

(a)
“Cause” as defined in any employment, consulting or similar agreement between the Participant and the Company (or any Subsidiary) in effect at the time of the Participant’s termination of employment; or

(b)	In the absence of any such employment, consulting or similar agreement (or the absence of any definition of “Cause” contained therein) any one or more of the following:

(i)	Willful misconduct of the Participant;

(ii)	Willful failure to perform the Participant’s duties;

(iii)	The conviction of the Participant by a court of competent jurisdiction of a felony or entering the plea of nolo contendere to such crime by the Participant; or

(iv)	The commission of an act of theft, fraud, dishonesty or insubordination that is materially detrimental to the Company or any Subsidiary.

B.	“Change in Control” shall mean the occurrence of one or more of the following events:

(a)
The acquisition by any Person of Beneficial Ownership of more than 40% of either (A) the then-outstanding Shares (“Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this subsection (a) the following acquisitions shall not constitute a Change in Control:

(i)	Any acquisition by the Company;

(ii)	Any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company;

(iii)	Any acquisition by any entity controlled by the Company; or

(iv)	Any acquisition by any entity pursuant to a transaction that complies with subsections (c)(i), (ii) and (iii), below.

(b)
Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(c)
Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company and/or any entity controlled by the Company, or a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any entity controlled by the Company (each, a “Business Combination”), in each case, provided, however, that, for purposes of this subsection (d) a Business Combination shall not constitute a Change in Control if following such Business Combination:

(i)
All or substantially all of the individuals and entities that were the Beneficial Owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 66 2/3% of the then-outstanding Shares and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

(ii)
No Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then-outstanding Shares of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination; and

(iii)
At least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

(d)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

C.	“Disability” shall mean:

(a)
“Disability” as defined in any employment, consulting or similar agreement between the Participant and the Company (or any Subsidiary) in effect at the time of the Participant’s termination of employment; or

(b)
In the absence of any such employment, consulting or similar agreement (or the absence of any definition of “Disability” contained therein), permanent and total disability as defined in Code Section 22(e)(3). A determination of Disability may be made by a physician selected or approved by the Committee and, in this respect, the Participant shall submit to any reasonable examination(s) required by such physician upon request.

Notwithstanding the foregoing provisions of this paragraph, in the event any Award is considered to be “deferred compensation” as that term is defined under Code Section 409A, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Code Section

409A, the definition of “Disability” for purposes of such Award shall be the definition of “disability” provided for under Code Section 409A and the regulations or other guidance issued thereunder.

D.	“Good Reason” shall mean:

(a)
“Good Reason” or “Constructive Termination,” as applicable, as defined in any employment, consulting or similar agreement between the Participant and the Company (or any Subsidiary) in effect at the time of the Participant’s termination of employment; or

(b)
In the absence of any such employment, consulting or similar agreement (or the absence of any definition of “Good Reason” or “Constructive Termination” contained therein) any one or more of the following:

(i)	The occurrence, without the Participant’s consent of:

1.	A material breach of any written employment agreement the Participant may have with the Company;

2.	A material diminution of the Participant’s position (including status, offices, title and reporting relationships), duties or responsibilities or pay; or

3.	The forced relocation of the Participant’s primary job location more than 50 miles from the Participant’s primary place of employment at the time of this award.
Provided, however, that any isolated, insubstantial or inadvertent change, condition, failure or breach described under subsections (1) – (3) above which is not taken in bad faith and is remedied by the Company promptly after the Company’s actual receipt of notice from the Participant as provided below, shall not constitute Good Reason; provided, further, that the Participant must provide written notice, including details describing the basis of Participant’s claim, to the Company within 60 days of the occurrence of the event(s) giving rise to a claim of Good Reason. The Company will have 30 days to remedy any non-compliance. In the event the Company fails or is unable to remedy any non-compliance, the effective date of Participant’s termination of employment shall be 90 days from the date the Company received the notice, unless otherwise agreed by Participant and the Company. Should the Participant fail to provide the foregoing notice within the specified time, the Participant will be deemed to have accepted the change which would otherwise give rise to a claim of Good Reason. For purposes of this Agreement, a material diminution in pay or responsibility shall not be deemed to have occurred if: (X) the amount of the Participant’s bonus fluctuates due to performance considerations under any Company incentive plan applicable to the Participant, (Y) the Participant is transferred to a position of comparable responsibility, status, title, office and compensation within the Company or its subsidiaries, or (Z) the Participant experiences a reduction in salary that is relatively comparable to reductions imposed upon employees of comparable position within the Company or its subsidiaries.

E.
“Retirement.” In order to have terminated employment due to Retirement, the Participant must (a) have been employed by the Company and/or any of its direct or indirect Subsidiaries for a minimum of four years, and (b) the Participant must have either reached the age of 60, or the sum of the Participant’s age and years of service with the Company or its Subsidiaries must exceed 70;

provided, that, in either case, the Participant provides the Company with at least nine months’ written notice of the Participant’s intention to retire, or such lesser time as the Company may agree. For purposes of this definition, the Participant’s years of service with any predecessor company that the Company or its Subsidiaries has acquired shall not apply for purposes of determining years of employment with the Company or its Subsidiary pursuant to subsection (a) but shall apply for purposes of determining years of employment with the Company or its Subsidiary pursuant to subsection (b).

F.	“Share” shall mean a share of common stock of the Company.